FILED PURSUANT TO RULE 424(h)

REGISTRATION FILE NO: 333-255934-04

The information in this supplement is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This Supplement is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS SUPPLEMENT, DATED JANUARY 18, 2023, MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated January 17, 2023)

$692,853,000 (Approximate)

BMO 2023-C4 MORTGAGE TRUST
(Central Index Key number 0001957662)
Issuing Entity

BMO Commercial Mortgage Securities LLC
(Central Index Key number 0001861132)
Depositor

Commercial Mortgage Pass-Through Certificates, Series 2023-C4

This supplement, dated January 18, 2023 (this “Supplement”), supplements and modifies the prospectus, dated January 17, 2023 (the “Preliminary Prospectus”) relating to the captioned trust. Capitalized terms used in this Supplement but not defined herein have the same meanings given to them in the Preliminary Prospectus.

The section of the Preliminary Prospectus entitled "Transaction Parties—3650 REIT—3650 REIT's Underwriting Guidelines and Processes—Third Party Reports” is hereby amended by the addition of the following as the last sentence under clause (i) (Appraisals):

Each appraisal obtained in connection with the origination of each 3650 REIT Mortgage Loan includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

BMO Capital Markets	Natixis	Citigroup

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC Co-Manager	Drexel Hamilton Co-Manager

__________________

The information in this Supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by the immediately preceding changes, the Preliminary Prospectus remains unmodified.